SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                NOVEMBER 1, 2003
                Date of Report (Date of earliest event reported)



                       SAFEGUARD HEALTH ENTERPRISES, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                      0-12050             52-1528581
  (State or other jurisdiction        (Commission         (IRS Employer
       of incorporation)              File Number)     Identification No.)


                            95 ENTERPRISE, SUITE 100
                       ALISO VIEJO, CALIFORNIA 92656-2605
              (Address of principal executive offices and zip code)


                                 (949) 425-4110
              (Registrant's telephone number, including area code)


                                 (949) 425-4586
              (Registrant's facsimile number, including area code)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

Effective October 31, 2003, SafeGuard Health Enterprises, Inc. (the "Company" or the "Registrant") acquired all of the outstanding capital stock of Health Net Dental, Inc. ("HND"), which is a California dental HMO, and certain preferred provider organization ("PPO")/indemnity dental business underwritten by Health Net Life Insurance Company ("HNL"), which is an affiliate of HND, for $10.4 million in cash and an agreement to provide private label dental HMO and dental PPO/indemnity products to be sold in the marketplace by subsidiaries of Health Net, Inc., the parent company of HND, for a period of at least five (5) years following the transaction, subject to certain conditions.

Effective October 31, 2003, the Registrant also acquired all of the outstanding capital stock of Health Net Vision, Inc. ("HNV"), which is a California vision HMO and an affiliate of HND, and certain PPO/indemnity vision business underwritten by HNL, for $4.4 million in cash. The aggregate cost of the acquisitions was approximately $16.1 million, including estimated severance liabilities related to employees of HND and HNV, which are approximately $1.2 million, and other acquisition expenses, which are estimated to be approximately $0.1 million. The combined annual revenue of the acquired businesses was approximately $65 million for the year ended December 31, 2002 and approximately $55 million for the nine months ended September 30, 2003. HND and HNV were previously owned by Health Net, Inc. ("HNI"), which continues to own HNL. Collectively, the HND and HNV acquisition transactions are referred to as the "HNDV Transactions."

The business purpose of the HNDV Transactions was to increase the Registrant's market penetration in California, which is the Registrant's largest market, and to gain vision benefit members and products as well as the capability to internally administer vision products. As a result of the HNDV Transactions, the total number of individuals in California for which the Registrant provides dental benefits increased from approximately 350,000 members to approximately 800,000 members, and the total number of individuals in California for which the Registrant provides vision benefits increased from approximately 20,000 members to approximately 150,000 members. As a result of the HNDV Transactions, the total number of members for which the Registrant provides dental and vision benefits increased to approximately 1.5 million.

The HNDV Transactions were financed through the issuance of $19.0 million of six percent (6.0%) unsecured convertible promissory notes (the "$19.0 Million Convertible Notes") to certain of its principal stockholders in October 2003. The proceeds from the convertible notes were used primarily to finance the HNDV Transactions, to satisfy the increase in the Registrant's regulatory net worth requirements related to the PPO/indemnity dental and vision business that was acquired, to provide working capital that may be required in connection with the integration of the acquired businesses into the Registrant's existing operations, and for general corporate purposes.

The $19.0 Million Convertible Notes bear interest at six percent (6.0%) annually, and are convertible into the Registrant's Common Stock at the rate of $1.75 per pre-split share, at the option of the holder. There are no principal payments due under the $19.0 Million Convertible Notes prior to January 31, 2010, then principal payments are due beginning on January 31, 2010, and each three months thereafter through July 31, 2013, pursuant to a ten-year amortization schedule, and the remaining balance is payable in full on October 31, 2013. The $19.0 Million Convertible Notes are payable in full upon a change in control of the Registrant, at the holder's option. The Registrant has the option of redeeming the convertible notes for 229% of face value during the first seven (7) years after the date of issuance, for 257% of face value during the eighth (8th) year after issuance, for 286% of face value during the ninth
(9th) year after issuance, and for 323% of face value during the tenth (10th) year after issuance, provided the Registrant redeems all the Notes held by each holder for which any of the Notes are being redeemed.

The description of the acquisition of HND and HNV contained in this Current Report on Form 8-K/A is qualified in its entirety by the Current Report on Form 8-K dated as of November 1, 2003 filed with the Securities and Exchange
Commission on November 7, 2003, in connection with the acquisition of HND and HNV by the Registrant.


                                    * * * * *

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                                        2

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

AUDITED  AND  UNAUDITED  FINANCIAL  STATEMENTS-HND
--------------------------------------------------

1.1  AUDITED FINANCIAL STATEMENTS-HND                                               PAGE
     --------------------------------                                               ----

Independent auditors' report . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
Balance Sheets as of December 31, 2002 and 2001. . . . . . . . . . . . . . . . . .     9
Statements of Operations for the years ended December 31, 2002, 2001 and 2000. . .    10
Statements of Shareholder's Equity for the years ended December 31, 2002, 2001
and 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000. . .    12
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .    13

2.1  UNAUDITED FINANCIAL STATEMENTS-HND
     ----------------------------------

Unaudited Condensed Balance Sheet as of September 30, 2003 . . . . . . . . . . . .     9
Unaudited Condensed Statements of Operations for the nine months
     ended September 30, 2003 and 2002 . . . . . . . . . . . . . . . . . . . . . .    10
Unaudited Condensed Statement of Shareholder's Equity for the nine months
     ended September 30, 2003  . . . . . . . . . . . . . . . . . . . . . . . . . .    11
Unaudited Condensed Statements of Cash Flows for the nine months
     ended September 30, 2003 and 2002 . . . . . . . . . . . . . . . . . . . . . .    12
Notes to Unaudited Condensed Financial Statements for the nine months
     ended September 30, 2003 and 2002 . . . . . . . . . . . . . . . . . . . . . .    13

AUDITED AND UNAUDITED FINANCIAL STATEMENTS-HNV
----------------------------------------------

1.2  AUDITED FINANCIAL STATEMENTS-HNV
     --------------------------------

Independent auditors' report . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
Balance Sheets as of December 31, 2002 and 2001  . . . . . . . . . . . . . . . . .    23
Statements of Operations for the years ended December 31, 2002, 2001 and 2000  . .    24
Statements of Shareholder's Equity for the years ended December 31, 2002, 2001
and 2000 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000  . .    26
Notes to Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . .    27


                                        3

2.2  UNAUDITED FINANCIAL STATEMENTS-HNV                                             PAGE
     ----------------------------------                                             ----

Unaudited Condensed Balance Sheet as of September 30, 2003 . . . . . . . . . . . .    23
Unaudited Condensed Statements of Operations for the nine months
     ended September 30, 2003 and 2002 . . . . . . . . . . . . . . . . . . . . . .    24
Unaudited Condensed Statement of Shareholder's Equity for the nine months
     ended September 30, 2003  . . . . . . . . . . . . . . . . . . . . . . . . . .    25
Unaudited Condensed Statements of Cash Flows for the nine months
     ended September 30, 2003 and 2002 . . . . . . . . . . . . . . . . . . . . . .    26
Notes to Unaudited Condensed Financial Statements for the nine months
     ended September 30, 2003 and 2002 . . . . . . . . . . . . . . . . . . . . . .    27

(b)  PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 reflects adjustments to the historical financial position of the Company to give effect to the following transactions as if they had been completed as of September 30, 2003: (i) the issuance of $19.0 million of unsecured convertible notes in October 2003; (ii) the acquisition of HND on October 31, 2003; (iii) the acquisition of HNV on October 31, 2003; and (iv) the reverse stock split and related transactions described herein. The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003, and for the year ended December 31, 2002, reflect adjustments to the historical results of operations of the Company to give effect to these transactions as if they had been completed as of the beginning of the period presented.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. This unaudited pro forma condensed consolidated financial information is not intended to be indicative of the results that would have occurred if the transactions had actually been completed on the dates indicated, or the results that may occur in any future period.

                                                                                   PAGE
                                                                                   ----
Introduction to Unaudited Pro Forma Consolidated Financial Information  . . . . .    35
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2003    37
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet . . . . . . . .    38
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
     the nine months ended September 30, 2003 . . . . . . . . . . . . . . . . . .    41
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for
     the nine months ended September 30, 2003 . . . . . . . . . . . . . . . . . .    42
Unaudited Pro Forma Condensed Consolidated Statement of Operations for
     the year ended December 31, 2002 . . . . . . . . . . . . . . . . . . . . . .    44
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for
     the year ended December 31, 2002 . . . . . . . . . . . . . . . . . . . . . .    45

(c)  EXHIBITS

Consent of Deloitte & Touche LLP, independent auditors' of Health Net Dental, Inc. and Health Net Vision, Inc., to the incorporation by reference in Registration Statements Nos. 33-2226 and 333-98989 of the Registrant on Form S-8, of the reports of Deloitte & Touche LLP dated February 17, 2003, (April 7, 2003 as to Note 9) on the financial statements of Health Net Dental, Inc. and Health Net Vision, Inc. (Exhibit 23.1 attached hereto)


                                    * * * * *


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                                        5

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K/A to be signed on its behalf by the undersigned thereunto duly authorized in the city of Aliso Viejo, State of California on January 13, 2004.


                          SAFEGUARD  HEALTH  ENTERPRISES,  INC.



                          By:    /s/ Dennis L. Gates
                             ---------------------------------------------------
                               DENNIS  L.  GATES
                               Senior Vice President and Chief Financial Officer



                          By:    /s/ Ronald I. Brendzel
                             ---------------------------------------------------
                               RONALD  I.  BRENDZEL
                               Senior  Vice  President  and  Secretary

     HISTORICAL FINANCIAL STATEMENT INFORMATION FOR HEALTH NET DENTAL, INC.




                              HEALTH NET DENTAL, INC.

                              (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.) Financial Statements and
                              Independent Auditors' Report

INDEPENDENT  AUDITORS'  REPORT


Board  of  Directors  and  Shareholder
Health  Net  Dental,  Inc.
Irvine,  California

We have audited the accompanying balance sheets of Health Net Dental, Inc. (formerly known as DentiCare of California, Inc.), (the "Company") as of December 31, 2002 and 2001 and the related statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Health Net Dental, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 9 to the financial statements, Health Net, Inc., the Company's Parent, has agreed to sell the Company to an unrelated party.

DELOITTE  &  TOUCHE  LLP

Los  Angeles,  California

February  17,  2003
  (April  7,  2003  as  to  Note  9)

                                       HEALTH NET DENTAL, INC.
                          (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)


BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE DATA)
----------------------------------------------------------------------------------------------------

                                                                   SEPTEMBER 30,     DECEMBER 31,
                                                                  ---------------  -----------------
ASSETS                                                                 2003         2002      2001
                                                                    (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                       $         6,211  $ 3,873  $  4,118
  Investments available for sale                                            1,910    3,146     1,529
  Premiums receivable-net of allowance of $53 (2002) and
    $69 (2001)                                                              1,955    1,494     1,871
  Receivables from affiliates                                                 484      235       341
  Deferred income taxes                                                       356      295       591
  Other assets                                                                 55      189       149
                                                                  ---------------  -------  --------

     Total current assets                                                  10,971    9,232     8,599

RESTRICTED CASH AND INVESTMENTS                                               410      407       401

PROPERTY AND EQUIPMENT-Net                                                    855    1,444     2,209

OTHER NONCURRENT ASSETS                                                        26       26        53
                                                                  ---------------  -------  --------

TOTAL                                                             $        12,262  $11,109  $ 11,262
                                                                  ===============  =======  ========

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Reserves for claims                                             $         2,098  $ 1,929  $  1,308
  Accounts payable and other liabilities                                    2,282    1,791     2,541
  Unearned premiums                                                         1,267    1,206       868
  Payables to affiliates                                                    1,592    1,567     1,101
                                                                  ---------------  -------  --------

     Total current liabilities                                              7,239    6,493     5,818
                                                                  ---------------  -------  --------

LONG-TERM LIABILITIES-Deferred tax liability                                  406      410       683
                                                                  ---------------  -------  --------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S EQUITY:
  Common stock and additional paid-in capital, $0.10 par value-
    1,000 shares authorized; 475 shares issued and outstanding              1,174    1,174     1,174
  Retained earnings                                                         3,380    2,977     3,580
  Accumulated other comprehensive income                                       63       55         7
                                                                  ---------------  -------  --------

     Total shareholder's equity                                             4,617    4,206     4,761
                                                                  ---------------  -------  --------

TOTAL                                                             $        12,262  $11,109  $ 11,262
                                                                  ===============  =======  ========

See  notes  to  financial  statements.

                                     HEALTH NET DENTAL, INC.
                        (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)

STATEMENTS OF OPERATIONS (IN THOUSANDS)
-------------------------------------------------------------------------------------------------


                                         NINE MONTHS ENDED
                                            SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                        ----------------------  ---------------------------------
                                          2003        2002         2002       2001        2000
                                             (UNAUDITED)
REVENUES:
  Dental plan premiums                  $  36,735  $   34,094   $  45,743   $  48,923  $  45,918
  Investment and other income                 126         155         364         350        460
                                        ---------  -----------  ----------  ---------  ----------

           Total revenues                  36,861      34,249      46,107      49,273     46,378
                                        ---------  -----------  ----------  ---------  ----------

EXPENSES:
  Dental care services                     25,408      25,065      33,284      34,899     32,070
  Selling, general and administrative      10,158       9,532      12,808      13,167     13,754
  Amortization and depreciation               589         752         992       1,052      1,078
                                        ---------  -----------  ----------  ---------  ----------

           Total expenses                  36,155      35,349      47,084      49,118     46,902
                                        ---------  -----------  ----------  ---------  ----------

(LOSS) INCOME BEFORE INCOME
  TAX (BENEFIT) PROVISION                     706      (1,100)       (977)        155       (524)

INCOME TAX (BENEFIT)
  PROVISION                                   303        (440)       (374)         73       (214)
                                        ---------  -----------  ----------  ---------  ----------

NET (LOSS) INCOME                       $     403  $     (660)  $    (603)  $      82  $    (310)
                                        =========  ===========  ==========  =========  ==========

See  notes  to  financial  statements.

                                              HEALTH NET DENTAL, INC.
                                 (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)


STATEMENTS OF SHAREHOLDER'S EQUITY (IN THOUSANDS, EXCEPT SHARE DATA)
-----------------------------------------------------------------------------------------------------------------


                                                                                           ACCUMULATED
                                                 COMMON STOCK    ADDITIONAL                   OTHER
                                                ---------------    PAID-IN     RETAINED   COMPREHENSIVE
                                                SHARES  AMOUNT     CAPITAL     EARNINGS    INCOME (LOSS)    TOTAL
                                                ------  -------  -----------  ----------  ---------------  -------
Balance at January 1, 2000                         475  $     -  $     1,174  $   3,808   $           (2)  $4,980

  Comprehensive loss:
    Net loss                                                                       (310)                     (310)
    Change in unrealized appreciation on
      investments-net of tax of $2                                                                     4        4
                                                                                                           -------

  Total comprehensive loss                                                                                   (306)
                                                ------  -------  -----------  ----------  ---------------  -------

Balance at December 31, 2000                       475                 1,174      3,498                2    4,674

  Comprehensive income:
    Net income                                                                       82                        82
    Change in unrealized appreciation on
      investments-net of tax of $4                                                                     5        5
                                                                                                           -------

  Total comprehensive income                                                                                   87
                                                ------  -------  -----------  ----------  ---------------  -------

Balance at December 31, 2001                       475                 1,174      3,580                7    4,761

  Comprehensive loss:
    Net loss                                                                       (603)                     (603)
    Change in unrealized appreciation on
      investments-net of tax of $33                                                                   48       48
                                                                                                           -------

  Total comprehensive loss                                                                                   (555)
                                                ------  -------  -----------  ----------  ---------------  -------

Balance at December 31, 2002                       475                 1,174      2,977               55    4,206

  Comprehensive income (Unaudited):
    Net income (Unaudited)                                                          403                       403
    Change in unrealized appreciation on
      investments-net of tax of $8 (Unaudited)                                                         8        8
                                                                                                           -------

  Total comprehensive income (Unaudited)                                                                      411
                                                ------  -------  -----------  ----------  ---------------  -------

Balance at September 30, 2003 (Unaudited)          475  $    --  $     1,174  $   3,380   $           63   $4,617
                                                ======  =======  ===========  ==========  ===============  =======

See  notes  to  financial  statements.

                                                   HEALTH NET DENTAL, INC.
                                      (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)


STATEMENTS OF CASH FLOWS (IN THOUSANDS)
----------------------------------------------------------------------------------------------------------------------------

                                                                   NINE MONTHS ENDED
                                                                      SEPTEMBER 30,            YEARS ENDED DECEMBER 31,
                                                                 -----------------------  ----------------------------------
                                                                    2003        2002         2002        2001        2000
                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                              $     403   $     (660)  $    (603)  $      82   $    (310)
  Adjustments to reconcile net (loss) income to net cash
    provided by (used in) operating activities:
    Amortization and depreciation                                      589          752         992       1,052       1,078
    Loss on disposal of property and equipment                                                   20                      75
    Changes in operating assets and liabilities:
      Premiums receivable                                             (461)        (959)        377         459        (273)
      Receivables from and payables to affiliates-net                 (224)         232         572        (741)     (1,301)
      Other assets                                                     134           60         (13)         13          83
      Deferred income taxes                                            (61)         171          23         106         105
      Reserves for claims                                              169          432         621          31        (262)
      Unearned premiums                                                 61          (98)        338         109        (585)
      Accounts payable and other liabilities                           487         (834)       (750)        448          58
                                                                 ----------  -----------  ----------  ----------  ----------

         Net cash provided by (used in) operating activities         1,097         (904)      1,577       1,559      (1,332)
                                                                 ----------  -----------  ----------  ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                                              (247)       (247)       (275)        (49)
  Sales or maturities of investments available for sale              1,890        1,281       1,848         657         375
  Purchases of investments available for sale                         (646)      (3,417)     (3,417)     (1,780)
  Repayment of notes receivable                                                                           1,500
  Purchases of restricted cash and investments                          (3)          (4)         (6)
                                                                 ----------  -----------  ----------  ----------  ----------

         Net cash (used in) provided by investing activities         1,241       (2,387)     (1,822)        102         326
                                                                 ----------  -----------  ----------  ----------  ----------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                                   2,338       (3,291)       (245)      1,661      (1,006)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       3,873        4,118       4,118       2,457       3,463
                                                                 ----------  -----------  ----------  ----------  ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                         $   6,211   $      827   $   3,873   $   4,118   $   2,457
                                                                 ==========  ===========  ==========  ==========  ==========

See  notes  to  financial  statements.

                             HEALTH NET DENTAL, INC.
                (FORMERLY KNOWN AS DENTICARE OF CALIFORNIA, INC.)


NOTES  TO  FINANCIAL  STATEMENTS
--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS

     ORGANIZATION AND BASIS OF PRESENTATION-Health Net Dental, Inc. (the "Company"), formerly known as DentiCare of California, Inc., is a wholly owned subsidiary of Health Net, Inc. ("HNI"). The Company is a California-licensed specialized health care service plan located in Irvine, California. The Company was incorporated in 1972 and has been operating since 1973. The Company contracts to provide dental care services throughout California to a defined, enrolled population through a network of panel providers. The Company is regulated by the California Department of Managed Health Care ("DMHC") under the Knox-Keene Health Care Services Plan Act of 1975, as amended (the "Knox-Keene Act"). The Company offers group, individual, Medicare and Medicaid HMO plans.

     The Company has contracts to provide dental care services to Medicaid recipients in California. Regulatory oversight for these contracts is the responsibility of the California Department of Health Services. During the years ended December 31, 2002, 2001 and 2000, the Company recognized revenues of $21,170,000, $9,559,000 and $9,401,000, respectively, from these contracts, representing approximately 46%, 20% and 20%, respectively, of total dental plan premiums for those periods.

     In addition, the Company provided dental services to members enrolled in the "Hawaii Health QUEST" program. The contract was terminated September
     30, 2001. Revenues generated under this program in 2001 and 2000 were $2,460,000 and $2,657,000, respectively, representing 5% and 6%, respectively, of total dental plan premiums.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     RECLASSIFICATIONS-Certain amounts in the 2001 and 2000 financial statements and notes to financial statements have been reclassified to conform to the 2002 presentation.

     STATUTORY ACCOUNTING PRACTICES-The Company is required to periodically file financial statements with regulatory agencies in accordance with statutory accounting and reporting practices. Those accounting and reporting practices prescribe the criteria for administrative costs that should be included in selling, general and administrative costs. Administrative costs include only those costs which arise out of the operation of the plan, excluding direct and overhead costs incurred in the furnishing of health care services. The Company has included all direct health services costs, including the cost of quality and utilization reviews of such services, in health care expenses. Included in dental care services expenses for the years ended December 31, 2002, 2001 and 2000 are costs of $446,000, $1,250,000 and $1,285,000, respectively, for medical management quality and utilization review.

     REGULATORY REQUIREMENTS-Under the Knox-Keene Act, the Company must comply with certain minimum capital or tangible net equity ("TNE") requirements. The Company has undertakings with the DMHC which require the Company to maintain TNE equal to at least 130% of the minimum TNE required under Rule 1300.76. Dividends and loans to affiliates by the Company are restricted to the extent that the payment of such would reduce its TNE below the minimum requirement. The Company has a required net tangible equity of $980,000 as of December 31, 2002. The Company is in compliance with the minimum TNE requirements as of December 31, 2002.

     REVENUE RECOGNITION-Dental plan premium revenues include HMO premiums from employer groups, individuals, Medicare and Medicaid recipients who have purchased dental supplemental benefit coverage. Dental plan premium revenue is recognized in the month in which the related enrollees are entitled to dental care services. Premiums collected in advance are recorded as unearned premiums.

     RESERVES FOR CLAIMS AND DENTAL CARE SERVICES EXPENSES-Reserves for claims payable and dental care services expenses are based upon the accumulation of cost estimates for unpaid claims and expenses reported prior to the balance sheet date, together with a provision for the current estimate of the probable cost of claims and dental care services expenses that have occurred during the financial reporting period but have not yet been reported. Such estimates are based on many variables, including historical and statistical information and other factors.

     The methods for making such estimates and for establishing the resulting reserves are continually reviewed and updated, and any adjustments resulting therefrom are reflected in current operations. Such estimates are subject to the impact of changes in the regulatory environment and economic conditions. Given the inherent variability of such estimates, the actual liability could differ significantly from the amounts provided. While the ultimate amount of claims and the related expenses paid are dependent on future developments, management is of the opinion that the reserves for claims are adequate to cover such claims and expenses.

     The Company has capitation contracts with individual dental practices (the "Capitated Providers") to provide dental care services to enrollees. The Capitated Providers are at risk for the cost of dental care services provided to the Company's enrollees in the relevant geographic areas; however, the Company is ultimately responsible for the provision of services to its enrollees should the Capitated Providers be unable to provide the contracted services. The Capitated Providers are paid a fixed amount per enrollee for enrollees in their respective service areas. Dental care expenses relating to the Capitated Providers are included in dental care services and amounted to $21,945,000, $23,911,000 and $22,633,000 for the  years  ended  December  31,  2002,  2001  and  2000,  respectively.

     CASH AND CASH EQUIVALENTS-The Company considers all money market deposits and instruments, certificates of deposit and investments with maturities of three months or less when purchased to be cash equivalents.

     STATUTORY RESTRICTED DEPOSITS-Pursuant to a requirement under the Knox-Keene Act applicable to all plans, the Company had $50,000 plus accrued interest on deposit with Bank of America as of December 31, 2002 and 2001, which is assigned to the DMHC for the protection of the interests of its enrollees and is recorded as restricted cash. The Company also had $350,000 plus accrued interest on deposit with Bank of America as of December 31, 2002 and 2001, which is assigned to the State of Hawaii, Department of Human Services as a performance guarantee and is recorded as restricted cash.

     INVESTMENTS-The Company classifies all investments as available for sale and reports all investments at fair value based on quoted market prices, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholder's equity, net of income tax effects. For purposes of calculating realized gains and losses on the sale of investments available for sale, the amortized cost of each investment sold is used. The Company has no trading or held to maturity securities.

     PROPERTY AND EQUIPMENT-Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets or the lease term, whichever is less. The useful lives for furniture, equipment and computer equipment/software range from three to seven years.

     Expenditures for maintenance and repairs are expensed as incurred. Major improvements which increase the useful life of an asset are capitalized. Upon the sale or retirement of assets, recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

     RISKS AND UNCERTAINTIES-The Company's business could be impacted by the continuing price pressure on new and renewal business, the Company's ability to effectively control dental care costs, additional competitors entering the Company's markets, federal and state legislation in the area of health care reform, and governmental licensing regulations of HMOs and insurance companies. Changes in these areas could adversely impact the Company's operations in the future. As of December 31, 2002, management believes that the Company had no significant risk of a near-term severe impact resulting from such changes.

     CONCENTRATION OF CREDIT RISK-Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investments in marketable securities and premiums receivable. The Company's investments in marketable securities are collectively managed with those of affiliated companies by HNI within the guidelines established by HNI's board of directors, which, as a matter of policy, limit the amounts that may be invested in any one issuer. Other than governmental payors, concentrations of credit risk with respect to premiums receivable are limited due to the large number of payers composing the Company's customer base.

     INCOME TAXES-The Company accounts for income taxes using the liability method. The results of the Company's operations are included with HNI's consolidated federal and state franchise/income tax returns. Pursuant to a tax allocation agreement with HNI, the Company reflects a provision for income taxes under the liability method as if it were to file separate federal and state tax returns. In fiscal years in which the Company incurs net losses, HNI allocates a tax benefit to the Company based on an applicable tax rate. Deferred tax assets and liabilities resulting from the tax allocations with HNI are reflected in the accompanying balance sheets.

     USE OF ESTIMATES-The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principal areas requiring the use of estimates include the determination of allowances for doubtful accounts, reserves for claims and other settlements, reserves for professional and general liabilities and assumptions when determining net realizable values on long-lived assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS-The estimated fair value amounts of cash equivalents, restricted cash and investments available for sale approximate their carrying amounts in the financial statements and have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of cash equivalents approximate fair value due to the short maturity of those instruments. The fair value amounts of investments are estimated based on quoted market prices and dealer quotes for similar investments.

     The fair value estimates are based on pertinent information available to management as of December 31, 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly. Comprehensive Income-Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, establishes standards for reporting and presenting comprehensive income and its components. Comprehensive income includes all changes in shareholder's equity (except those arising from transactions with the shareholder) and includes net income (loss) and net unrealized appreciation (depreciation), after tax, on investments available for sale.

     UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS-The unaudited condensed financial statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 have been prepared in accordance with generally accepted accounting principles and rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

3.   INVESTMENTS

     As of December 31, the fair value of the Company's investments available for sale was as follows (amounts in thousands):

                                                              GROSS
                                                            UNREALIZED
                                                AMORTIZED     HOLDING              FAIR
                                                   COST        GAINS     LOSSES   VALUE
       2002:
         U.S. government and agency securities  $    1,654  $         3  $     -  $1,657
         Corporate debt securities                   1,209           90        -   1,299
         Certificates of deposit                       190            -        -     190
                                                ----------  -----------  -------  ------

                                                $    3,053  $        93  $     -  $3,146
                                                ==========  ===========  =======  ======

       2001:
         U.S. government and agency securities  $    1,266  $        13  $     1  $1,278
         Certificates of deposit                       251            -        -     251
                                                ----------  -----------  -------  ------

                                                $    1,517  $        13  $     1  $1,529
                                                ==========  ===========  =======  ======

     As of December 31, 2002, the contractual maturities of the Company's available-for-sale investments were as follows:

                                                        ESTIMATED
                                                COST   FAIR VALUE
       Due in one year or less                 $   95  $        95
       Due in one year through five years       2,457        2,549
       Due after five years through ten years     501          502
                                               ------  -----------

       Total available-for-sale                $3,053  $     3,146
                                               ======  ===========

     Realized gains and losses from sales of investments for the year ended December 31, 2002 were $20,000 and $1,000, respectively. Realized gains from sales of investments for the years ended December 31, 2001 and 2000 were $14,000 and $0, respectively.

4.   PROPERTY AND EQUIPMENT

     Property and equipment comprised the following as of December 31 (amounts in thousands):

                                                    2002      2001
       Computer equipment/software                $ 5,185   $ 5,101
       Furniture and equipment                      1,568     1,471
       Leasehold improvements                          76        76
                                                  --------  --------

                                                    6,829     6,648
       Accumulated amortization and depreciation   (5,385)   (4,439)
                                                  --------  --------

                                                  $ 1,444   $ 2,209
                                                  ========  ========

     Depreciation expense on property and equipment was $992,000, $1,052,000 and $1,078,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

5.   INCOME TAXES

     The Company's income tax (benefit) provision comprised the following federal and state components for the years ended December 31 (amounts in thousands):

                                                      2002    2001    2000
       Current:
         Federal                                     $(289)  $ (24)  $ (10)
         State                                         (76)     (5)     (9)
                                                     ------  ------  ------

       Total current                                  (365)    (29)    (19)
                                                     ------  ------  ------

       Deferred:
         Federal                                        (6)     82    (159)
         State                                          (3)     20     (36)
                                                     ------  ------  ------

       Total deferred                                   (9)    102    (195)
                                                     ------  ------  ------

       Total income tax (benefit) provision          $(374)  $  73   $(214)
                                                     ======  ======  ======

     A reconciliation of the statutory federal income tax and the effective income tax (benefit) provision on income from operations is as follows for the years ended December 31 (amounts in thousands):

                                                       2002   2001    2000
       Income taxes at federal statutory rate         $(342)  $  54  $(183)
       State income taxes-net of federal tax benefit    (52)     10    (29)
       Other-net                                         20       9     (2)
                                                      ------  -----  ------

                                                      $(374)  $  73  $(214)
                                                      ======  =====  ======

     Significant components of the Company's deferred tax assets as of December 31, 2002 and 2001 include accrued liabilities, accrued compensation, allowance for doubtful accounts and state franchise taxes not currently deductible.

     Significant components of the Company's deferred tax liabilities as of December 31, 2002 and 2001 include excess tax amortization and depreciation over book, and certain assets expensed for tax purposes.

6.   EMPLOYEE BENEFIT PLANS

     DEFINED CONTRIBUTION RETIREMENT PLAN-The Company's employees participate in the Health Net, Inc. 401(k) Associate Savings Plan ("HNI Plan"), a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Substantially all of the Company's employees are eligible to participate in the HNI Plan. Generally, employees may contribute up to 17% of their annual compensation to the HNI Plan on a pre-tax basis, subject to Internal Revenue Code limitations. Under the HNI Plan, the Company makes matching contributions up to a maximum of 50% of the first 6% of each participating employee's eligible compensation. The Company's contribution to the HNI Plan totaled $94,000, $117,000 and $100,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     DEFERRED COMPENSATION PLAN-The Company participates in the Health Net, Inc. Deferred Compensation Plan in which certain members of management and highly compensated employees may defer payment of 5% to 50% of their base salary and from 5% to 100% of their bonus. The Company did not incur any expense under this plan for the years ended December 31, 2002, 2001 and 2000.

7.   RELATED PARTY TRANSACTIONS

     The  Company  engages  in  the  following transactions with its affiliates:

     REVOLVING CREDIT AGREEMENT-The Company has a revolving credit agreement with HNI to make loans in an aggregate principal amount not exceeding $5,000,000 at any one time. On August 12, 1998, the Company issued a note receivable to HNI for $1,500,000 with an extended maturity date of August 12, 2001. The note earned interest at a rate of 6% payable quarterly. The note and related interest were paid in full as of September 30, 2001. Total interest income earned under this note arrangement was $68,000 and $90,000 for the years ended December 31, 2001 and 2000, respectively. No amounts were outstanding on this note as of December 31, 2002 and 2001.

     ADMINISTRATIVE  SERVICES  AGREEMENTS-The  Company  is  a  party  to several
     Administrative Services Agreements with HNI and with affiliates that are also wholly owned subsidiaries of HNI. These agreements authorize certain administrative services to be performed by HNI or one of its wholly owned subsidiaries on behalf of the Company and vice versa. The entities performing the services are compensated according to the terms set forth in the agreements. Net payables under these agreements totaled $1,302,000 and $827,000 as of December 31, 2002 and 2001, respectively. Pursuant to these arrangements, the Company recorded the following transactions with HNI or its affiliates:

     - Oversight and administrative services expenses allocated by HNI of $3,757,000, $1,901,000 and $2,056,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Employee health insurance and other benefits services provided by affiliates of the Company of $583,000, $543,000 and $417,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Dental care services provided to enrolled employees of affiliates of the Company of $701,000, $765,000 and $692,000 are included in dental plan premiums revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Dental care services provided to enrolled members of an affiliate of the Company of $916,000, $1,639,000 and $1,679,000 are included in dental plan premiums revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

     - The Company bills and receives premium payments on behalf of affiliates. The Company and affiliates settle these premium payments on a monthly basis.

     INTERDIVISIONAL  ACTIVITY  AGREEMENTS-The  Company  is  a  party to several
     Interdivisional Activity Agreements with HNI and with affiliates that are also wholly owned subsidiaries of HNI. Certain business functions and administrative services of the Company are performed by HNI or one of its wholly owned subsidiaries on behalf of the Company and vice versa. Net receivables under these agreements totaled $41,000 and $67,000 as of December 31, 2002 and 2001, respectively.

     Pursuant to these arrangements, the Company recorded the following transactions with HNI or its affiliates:

     - Oversight and administrative services expenses allocated by the Company to a co-located affiliate and another affiliate of $4,567,000, $4,070,000 and $2,524,000 are netted against selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     As of December 31, 2002 and 2001, the Company had a federal income tax payable to HNI of $71,000 and $0, respectively.

     The  Company  has  a  tax  allocation  agreement  with  HNI  (see  Note 2).

8.   COMMITMENTS AND CONTINGENCIES

     The future minimum rental payments required under operating leases for all of the Company's office space and certain equipment that have initial or remaining lease terms in excess of one year as of December 31, 2002 are as follows (amounts in thousands):

       2003                                                            $231
       2004                                                              18
       2005                                                              18
       2006                                                              18
       2007                                                              19
       Thereafter                                                        98
                                                                       ----

                                                                       $402
                                                                       ====

     Lease expenses for office space and equipment were $471,000, $573,000 and $560,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     The Company maintains general liability, managed care professional liability, directors' and officers' insurance, and other insurance coverage in amounts the Company believes to be adequate. The Company requires contracting providers to maintain malpractice insurance coverage in amounts customary in the industry.

     In the ordinary course of its business, the Company is a party to claims and legal actions by enrollees, providers and others. The Company also undergoes governmental audits from time to time with respect to its operations. After consulting with legal counsel, the Company is of the opinion that the currently known legal claims, actions and audits will not have a material adverse effect on the financial position or the results of operations of the Company.

9.   SUBSEQUENT EVENT

     On April 7, 2003, HNI entered into a letter of intent to sell the Company to Safeguard Health Enterprises, Inc. The transaction is expected to close in the fourth quarter of 2003 and is subject to regulatory approval and customary closing conditions.

                                     ******

     HISTORICAL FINANCIAL STATEMENT INFORMATION FOR HEALTH NET VISION, INC.




                            HEALTH NET VISION, INC.

                            (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES DBA AVP VISION PLANS)

                            Financial  Statements  and
                            Independent  Auditors'  Report

INDEPENDENT  AUDITORS'  REPORT

Board  of  Directors  and  Shareholder
Health  Net  Vision,  Inc.
Irvine,  California

We have audited the accompanying balance sheets of Health Net Vision, Inc. (formerly known as Foundation Health Vision Services dba AVP Vision Plans), (the "Company") as of December 31, 2002 and 2001 and the related statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Health Net Vision, Inc. as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for goodwill upon adoption of the provisions of Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

As discussed in Note 9 to the financial statements, Health Net, Inc., the Company's Parent, entered into a letter of intent to sell the Company to an unrelated party.


DELOITTE  &  TOUCHE  LLP

Los  Angeles,  California

February  17,  2003
  (April 7, 2003 as to Note 9)

                                    HEALTH NET VISION, INC.
                     (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                                     DBA AVP VISION PLANS)


BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE DATA)
----------------------------------------------------------------------------------------------

                                                              SEPTEMBER 30,     DECEMBER 31,
                                                             ---------------  ----------------
ASSETS                                                            2003         2002     2001
                                                               (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                  $         5,127  $3,997  $  3,741
  Investments available for sale                                         778   1,376     1,006
  Premiums receivable-net of allowance of $28 (2002) and
    $20 (2001)                                                           156     184       156
  Receivables from affiliates                                            441     459       486
  Deferred income taxes                                                   47      28       177
  Other assets                                                            63     114        67
                                                             ---------------  ------  --------

    Total current assets                                               6,612   6,158     5,633

PROPERTY AND EQUIPMENT-Net                                                 1       3         6

RESTRICTED CASH                                                           67      67        66

GOODWILL                                                                 691     691       691
                                                             ---------------  ------  --------

TOTAL                                                        $         7,371  $6,919  $  6,396
                                                             ===============  ======  ========

LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
  Reserves for claims                                        $           476  $  929  $    777
  Unearned premiums                                                       73      89        39
  Accounts payable and other liabilities                                 309     348       261
  Payables to affiliates                                                  21      26
                                                             ---------------  ------  --------

     Total current liabilities                                           879   1,392     1,077
                                                             ---------------  ------  --------

LONG-TERM LIABILITIES-Deferred income taxes                               25      21         7
                                                             ---------------  ------  --------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDER'S EQUITY:
  Common stock, $1.00 par value-500,000 shares authorized;
    486,380 shares issued and outstanding                                486     486       486
  Additional paid-in capital                                           1,092   1,092     1,092
  Retained earnings                                                    4,853   3,897     3,724
  Accumulated other comprehensive income                                  36      31        10
                                                             ---------------  ------  --------

     Total shareholder's equity                                        6,467   5,506     5,312
                                                             ---------------  ------  --------

TOTAL                                                        $         7,371  $6,919  $  6,396
                                                             ===============  ======  ========

See  notes  to  financial  statements.

                                     HEALTH NET VISION, INC.
                      (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                                      DBA AVP VISION PLANS)

STATEMENTS OF OPERATIONS (IN THOUSANDS)
------------------------------------------------------------------------------------------------


                                              NINE MONTHS
                                           ENDED SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                        -----------------------  -------------------------------
                                            2003        2002       2002       2001       2000
                                               (UNAUDITED)
REVENUES:
  Vision plan premiums                  $      6,763  $   6,852  $   9,156  $   8,715  $   7,559
  Investment and other income                     75        120        223        292        346
                                        ------------  ---------  ---------  ---------  ---------

    Total revenues                             6,838      6,972      9,379      9,007      7,905
                                        ------------  ---------  ---------  ---------  ---------

EXPENSES:
  Vision care services                         3,321      3,841      5,134      4,929      4,016
  Selling, general and administrative          1,897      2,900      3,954      3,213      2,449
  Amortization and depreciation                    2          2          3         35         39
                                        ------------  ---------  ---------  ---------  ---------

    Total expenses                             5,220      6,743      9,091      8,177      6,504
                                        ------------  ---------  ---------  ---------  ---------

INCOME BEFORE INCOME
  TAX PROVISION                                1,618        229        288        830      1,401

INCOME TAX PROVISION                             662         92        115        345        576
                                        ------------  ---------  ---------  ---------  ---------

NET INCOME                              $        956  $     137  $     173  $     485  $     825
                                        ============  =========  =========  =========  =========

See  notes  to  financial  statements.

                                               HEALTH NET VISION, INC.
                                (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                                                DBA AVP VISION PLANS)


STATEMENTS OF SHAREHOLDER'S EQUITY (IN THOUSANDS, EXCEPT SHARE DATA)
--------------------------------------------------------------------------------------------------------------------

                                                                                             ACCUMULATED
                                                  COMMON STOCK    ADDITIONAL                   OTHER
                                                ----------------    PAID-IN     RETAINED   COMPREHENSIVE
                                                SHARES   AMOUNT     CAPITAL     EARNINGS    INCOME (LOSS)    TOTAL
                                                -------  -------  -----------  ----------  ---------------  --------
Balance at January 1, 2000                      486,380  $   486  $     1,092  $   3,914   $             -  $ 5,492

  Comprehensive income:
    Net income                                                                       825                        825
    Change in unrealized appreciation on
      investments-net of tax of $1                                                                       3        3
                                                                                                            --------

  Total comprehensive income                                                                                    828
                                                -------  -------  -----------  ----------  ---------------  --------

Balance at December 31, 2000                    486,380      486        1,092      4,739                 3    6,320

  Comprehensive income:
    Net income                                                                       485                        485
    Change in unrealized appreciation on
      investments-net of tax of $4                                                                       7        7
                                                                                                            --------

  Total comprehensive income                                                                                    492
                                                -------  -------  -----------  ----------  ---------------  --------

  Dividend paid to Parent                                                         (1,500)                    (1,500)
                                                -------  -------  -----------  ----------  ---------------  --------

Balance at December 31, 2001                    486,380      486        1,092      3,724                10    5,312

  Comprehensive income:
    Net income                                                                       173                        173
    Change in unrealized appreciation on
      investments-net of tax of $15                                                                     21       21
                                                                                                            --------

  Total comprehensive income                                                                                    194
                                                -------  -------  -----------  ----------  ---------------  --------

Balance at December 31, 2002                    486,380      486        1,092      3,897                31    5,506

  Comprehensive income (Unaudited):
    Net income (Unaudited)                                                           956                        956
    Change in unrealized appreciation on
      investments-net of tax of $1 (Unaudited)                                                           5        5
                                                                                                            --------

  Total comprehensive income (Unaudited)                                                                        961
                                                -------  -------  -----------  ----------  ---------------  --------

Balance at September 30, 2003 (Unaudited)       486,380  $   486  $     1,092  $   4,853   $            36  $ 6,467
                                                =======  =======  ===========  ==========  ===============  ========

See  notes  to  financial  statements.

                                                    HEALTH NET VISION, INC.
                                     (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                                                     DBA AVP VISION PLANS)


STATEMENTS  OF  CASH  FLOWS  (IN  THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------

                                                                       NINE MONTHS
                                                                    ENDED SEPTEMBER 30,          YEARS ENDED DECEMBER 31,
                                                                 -------------------------  ----------------------------------
                                                                    2003          2002         2002        2001        2000
                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                     $      956   $       137   $     173   $     485   $     825
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization and depreciation                                         2             3           3          35          39
    Loss on disposal of equipment                                                                                           2
    Changes in operating assets and liabilities:
      Premiums receivable                                                28            24         (28)        (37)        445
      Receivables from and payables to affiliates                        13           (64)         53        (159)       (470)
      Deferred income taxes                                             (19)          134         163         176           1
      Other assets and restricted cash                                   51            10         (48)        (17)          3
      Reserves for claims                                              (453)          156         152         112        (339)
      Unearned premiums                                                 (16)           94          50         (26)        (33)
      Accounts payable and other liabilities                            (35)           42          87        (170)       (375)
                                                                 -----------  ------------  ----------  ----------  ----------

         Net cash provided by operating activities                      527           536         605         399          98
                                                                 -----------  ------------  ----------  ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of investments available for sale                          (350)       (1,879)     (1,879)       (991)        (65)
  Sales or maturities of investments available for sale                 953           767       1,530         369          65
  Acquisition of property and equipment                                                                                    (1)
                                                                 -----------  ------------  ----------  ----------  ----------

         Net cash provided by (used in) investing activities            603        (1,112)       (349)       (622)         (1)
                                                                 -----------  ------------  ----------  ----------  ----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                    1,130          (576)        256        (223)         97

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                        3,997         3,741       3,741       3,964       3,867
                                                                 -----------  ------------  ----------  ----------  ----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                         $    5,127   $     3,165   $   3,997   $   3,741   $   3,964
                                                                 ===========  ============  ==========  ==========  ==========


SUPPLEMENTAL INFORMATION FOR NONCASH FLOW
  ACTIVITIES-Dividend of notes receivables to Health Net, Inc.   $        -   $         -   $       -   $   1,500   $       -
                                                                 ===========  ============  ==========  ==========  ==========

See  notes  to  financial  statements.

                             HEALTH NET VISION, INC.
              (FORMERLY KNOWN AS FOUNDATION HEALTH VISION SERVICES
                              DBA AVP VISION PLANS)

NOTES  TO  FINANCIAL  STATEMENTS
--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS

     Health Net Vision, Inc. (the "Company"), formerly known as Foundation Health Vision Services dba AVP Vision Plans, is a wholly owned subsidiary of Health Net, Inc. ("HNI"). The Company is a California-licensed specialized health care service plan located in Irvine, California. The Company was incorporated in 1983 and has been operating since 1987. The Company contracts to provide vision care services throughout California to a defined, enrolled population through a network of panel providers. The Company is regulated by the California Department of Managed Health Care ("DMHC") under the Knox-Keene Health Care Services Plan Act of 1975, as amended (the "Knox-Keene Act"). The Company offers group, individual and Medicaid health maintenance organization ("HMO") plans.

     The Company has contracts to provide vision care services to Medicaid recipients in California. Regulatory oversight for these contracts is the responsibility of the California Department of Health Services. During the years ended December 31, 2002, 2001 and 2000, the Company recognized revenues of $3,700,000, $2,991,000 and $1,836,000, respectively, from these contracts, representing 40%, 34% and 24%, respectively, of premium revenues.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     RECLASSIFICATIONS-Certain amounts in the 2001 and 2000 financial statements and notes to financial statements have been reclassified to conform to the 2002 presentation.

     STATUTORY ACCOUNTING PRACTICES-The Company is required to periodically file financial statements with regulatory agencies in accordance with statutory accounting and reporting practices. Those accounting and reporting practices prescribe the criteria for administrative costs that should be included in selling, general and administrative costs. Administrative costs include only those costs which arise out of the operation of the plan, excluding direct and overhead costs incurred in the furnishing of health care services. The Company has included all direct health services costs, including the cost of quality and utilization reviews of such services, in health care expenses. Included in vision care services are costs of $129,000, $322,000 and $383,000 for medical management quality and utilization review for the years ended December 31, 2002, 2001 and 2000, respectively.

     REGULATORY REQUIREMENTS-Under the Knox-Keene Act, the Company must comply with certain minimum capital or tangible net equity ("TNE") requirements. The Company has undertakings with the DMHC which require the Company to maintain TNE equal to at least 130% of the minimum TNE required under Rule 1300.76. Dividends and loans to affiliates by the Company are restricted to the extent that the payment of such would reduce its TNE below the minimum requirement. The Company has a required net tangible equity of $534,000 as of December 31, 2002. The Company is in compliance with the minimum TNE requirements as of December 31, 2002.

     REVENUE RECOGNITION-Vision plan premiums include HMO premiums from employer groups, individuals and Medicaid recipients who have purchased vision supplemental benefit coverage. Vision plan premiums are recognized in the month in which the related enrollees are entitled to vision care services. Premiums collected in advance are recorded as unearned premiums.

     RESERVES FOR CLAIMS AND VISION CARE SERVICES EXPENSES-Reserves for claims payable and vision care services expenses are based upon the accumulation of cost estimates for unpaid claims and expenses reported prior to the balance sheet date, together with a provision for the current estimate of the probable cost of claims and vision care services expenses that have occurred during the financial reporting period but have not yet been reported. Such estimates are based on many variables, including historical and statistical information and other factors.

     The methods for making such estimates and for establishing the resulting reserves are continually reviewed and updated, and any adjustments resulting there from are reflected in current operations. Such estimates are subject to the impact of changes in the regulatory environment and economic conditions. Given the inherent variability of such estimates, the actual liability could differ significantly from the amounts provided. While the ultimate amount of claims and the related expenses paid are dependent on future developments, management is of the opinion that the reserves for claims are adequate to cover such claims and expenses.

     CASH AND CASH EQUIVALENTS-The Company considers all money market deposits and instruments, certificates of deposit and investments with maturities of three months or less when purchased to be cash equivalents.

     STATUTORY RESTRICTED DEPOSITS-The Company is required to set aside funds for the protection of its plan members in accordance with the laws of the State of California. Deposits with various banks in California totaled
     $66,000 plus accrued interest as of December 31, 2002 and 2001 and are included in restricted cash on the balance sheets.

     INVESTMENTS-The Company classifies all investments as available for sale and reports all investments at fair value based on quoted market prices, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholder's equity, net of income tax effects. For purposes of calculating realized gains and losses on the sale of investments available for sale, the amortized cost of each investment sold is used. The Company has no trading or held-to-maturity securities.

     PROPERTY AND EQUIPMENT-Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets or the lease term, whichever is less. The useful lives for furniture, equipment and computer equipment range from five to seven years.

     Expenditures for maintenance and repairs are expensed as incurred. Major improvements which increase the useful life of an asset are capitalized. Upon the sale or retirement of assets, recorded cost and related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

     GOODWILL-Goodwill arose as a result of the acquisition of the Company by HNI, at which time the assets and liabilities of the Company were recorded at their appraised values. Goodwill was amortized using the straight-line method over a period of 40 years.

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, which, among other things, eliminates amortization of goodwill and other intangibles with indefinite lives and subjects these assets to annual impairment tests (or on a more frequent basis in cases where events and changes in circumstances would indicate that the carrying value of these assets might not be recovered). The impairment test follows a two step approach. The first step determines whether the goodwill is potentially impaired; the second step measures the amount of the impairment loss, if necessary. Under the first step, goodwill is considered impaired if the value of the reporting unit is less than the reporting unit's carrying amount, including goodwill. Under the second step, the impairment loss is then measured as the excess of recorded goodwill over the fair value of goodwill, as calculated. The fair value of goodwill is calculated by allocating the fair value of the reporting unit to all the assets and liabilities of the reporting unit as if the reporting unit was purchased in a business combination and the purchase price was the fair value of the reporting unit. The Company identified itself as one reporting unit. As part of its annual goodwill impairment test, the Company completed an evaluation of goodwill of its reporting unit as of January 1 and December
     31,  2002.  No  goodwill  impairments  were  identified.

     There were no changes in the goodwill balance of the Company's reporting unit since January 1, 2001, other than $25,000 of amortization expense during the years ended December 31, 2001 and 2000. Adjusting for the elimination of amortization expense during the year ended December 31, 2001 and 2000, net income would have been approximately $500,000 and $840,000, respectively. The Company does not have any other intangible assets that are subject to amortization pursuant to SFAS No. 142.

     RISKS AND UNCERTAINTIES-The Company's business could be impacted by the continuing price pressure on new and renewal business, the Company's ability to effectively control vision care costs, additional competitors entering the Company's markets, federal and state legislation in the area of health care reform, and governmental licensing regulations of HMOs and insurance companies. Changes in these areas could adversely impact the Company's operations in the future. As of December 31, 2002, management believes that the Company had no significant risk of a near-term severe impact resulting from such changes.

     CONCENTRATION OF CREDIT RISK-Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of investments in marketable securities and premiums receivable. The Company's investments in marketable securities are collectively managed with those of affiliated companies by HNI within the guidelines established by HNI's board of directors, which, as a matter of policy, limit the amounts that may be invested in any one issuer. Other than governmental payors, concentrations of credit risk with respect to premiums receivable are limited due to the large number of payers composing the Company's customer base.

     INCOME TAXES-The Company accounts for income taxes using the liability method. The results of the Company's operations are included with HNI's consolidated federal and state franchise/income tax returns. Pursuant to a tax allocation agreement with HNI, the Company reflects a provision for income taxes under the liability method as if it were to file separate federal and state tax returns. In fiscal years in which the Company incurs net losses, HNI allocates a tax benefit to the Company based on an applicable tax rate. Deferred tax assets and liabilities resulting from the tax allocations with HNI are reflected in the accompanying balance sheets.

     USE OF ESTIMATES-The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Principal areas requiring the use of estimates include the determination of allowances for doubtful accounts, reserves for claims and other settlements, reserves for professional and general liabilities, and assumptions when determining net realizable values on long-lived assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS-The estimated fair value amounts of cash equivalents, restricted cash and investments available for sale approximate their carrying amounts in the financial statements and have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amounts of cash equivalents approximate fair value due to the short maturity of those instruments. The fair value amounts of investments are estimated based on quoted market prices and dealer quotes for similar investments.

     The fair value estimates are based on pertinent information available to management as of December 31, 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly.

     COMPREHENSIVE INCOME-Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, establishes standards for reporting and presenting comprehensive income and its components. Comprehensive income includes all changes in shareholder's equity (except those arising from transactions with the shareholder) and includes net income (loss) and net unrealized appreciation (depreciation), after tax, on investments available for sale.

     UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS-The unaudited condensed financial statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 have been prepared in accordance with generally accepted accounting principles and rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

3.   INVESTMENTS

     The fair value of the Company's investments available for sale was as follows as of December 31 (amounts in thousands):

                                                                 GROSS        GROSS
                                                              UNREALIZED    UNREALIZED
                                                  AMORTIZED     HOLDING      HOLDING      FAIR
                                                     COST        GAINS        LOSSES     VALUE
       2002

       U.S. government and agency securities      $      602  $         1  $         -   $  603
       Corporate debt securities                         722           51                   773
                                                  ----------  -----------  ------------  ------

                                                  $    1,324  $        52  $         -   $1,376
                                                  ==========  ===========  ============  ======

       2001

       Obligations of states and other political
         Subdivisions                             $      200  $         8  $         -   $  208
       U.S. government and agency securities             790            9           (1)     798
                                                  ----------  -----------  ------------  ------

                                                  $      990  $        17  $        (1)  $1,006
                                                  ==========  ===========  ============  ======

     As of December 31, 2002, all fixed maturity investments were due in one to five years.

     Realized gains from sales of investments for the years ended December 31, 2002, 2001 and 2000 were $20,000, $7,000 and $0, respectively.

4.   PROPERTY AND EQUIPMENT

     Property and equipment comprised the following as of December 31 (amounts in thousands):

                                                              2002    2001
       Computer equipment                                    $  34   $  34
       Furniture and equipment                                  40      40
                                                             ------  ------

                                                                74      74
       Accumulated depreciation                                (71)    (68)
                                                             ------  ------

                                                             $   3   $   6
                                                             ======  ======

     Depreciation expense on property and equipment was $3,000, $10,000 and $14,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

5.   INCOME TAXES

     The Company's income tax provision comprised the following federal and state components for the years ended December 31 (amounts in thousands):

                                                       2002   2001    2000
       Current:
         Federal                                      $ (36)  $ 141  $ 486
         State                                            2      35    126
                                                      ------  -----  ------

       Total current                                    (34)    176    612
                                                      ------  -----  ------

       Deferred:
         Federal                                        126     129    (35)
         State                                           23      40     (1)
                                                      ------  -----  ------

       Total deferred                                   149     169    (36)
                                                      ------  -----  ------

       Total income tax provision                     $ 115   $ 345  $ 576
                                                      ======  =====  ======

     A reconciliation of the statutory federal income tax and the effective income tax on income from operations is as follows for the years ended December 31 (in thousands):

                                                         2002   2001   2000
       Income taxes at federal statutory rate           $ 101   $ 291  $ 490
       State income taxes-net of federal tax benefit       16      48     82
       Other-net                                           (2)      6      4
                                                        ------  -----  -----

                                                        $ 115   $ 345  $ 576
                                                        ======  =====  =====

     Significant components of the Company's deferred tax assets as of December 31, 2002 and 2001 include accrued liabilities, accrued compensation, allowance for doubtful accounts and state franchise taxes not currently deductible.

     Significant components of the Company's deferred tax liabilities as of December 31, 2002 and 2001 include unrealized gains on investments.

6.   EMPLOYEE BENEFIT PLANS

     DEFINED CONTRIBUTION RETIREMENT PLAN-The Company's employees participate in the Health Net, Inc. 401(k) Associate Savings Plan ("HNI Plan") a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Substantially all of the Company's employees are eligible to participate in the HNI Plan. Generally, employees may contribute up to 17% of their annual compensation to the HNI Plan on a pretax basis subject to Internal Revenue Code limitations. Under the HNI Plan, the Company makes matching contributions up to a maximum of 50% of the first 6% of each participating employee's eligible compensation. The Company's contribution to the HNI Plan totaled $7,000, $11,000 and $11,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     DEFERRED COMPENSATION PLAN-The Company participates in the Health Net, Inc. Deferred Compensation Plan in which certain members of management and highly compensated employees may defer payment of 5% to 50% of their base salary and from 5% to 100% of their bonus. The Company did not incur any expense under this plan for the years ended December 31, 2002, 2001 and 2000.

7.   RELATED PARTY TRANSACTIONS

     The  Company  engages  in  the  following transactions with its affiliates:

     REVOLVING CREDIT AGREEMENT-The Company has a revolving credit agreement with HNI to make loans in an aggregate principal amount not exceeding $5,000,000 at any one time. On August 12, 1998, the Company issued a note receivable to HNI for $1,500,000 with an extended maturity date of August 12, 2001. The note earned interest at a rate of 6% payable quarterly. As of September 30, 2001, the note receivable of $1,500,000 was declared as a dividend to HNI. Total interest income earned under this note arrangement was $68,000 and $90,000 for years ended December 31, 2001 and 2000, respectively. No amounts were outstanding on this note as of December 31, 2002 and 2001.

     ADMINISTRATIVE SERVICES AGREEMENTS-The Company is a party to several Administrative Services Agreements with HNI and/or with affiliates that are also wholly owned subsidiaries of HNI. These agreements authorize certain administrative services to be performed by HNI or one of its wholly owned subsidiaries on behalf of the Company and vice versa. The entities performing the services are compensated according to the terms set forth in the agreements. Net receivables under these agreements totaled $301,000 and $439,000 as of December 31, 2002 and 2001, respectively. Pursuant to these arrangements, the Company recorded the following transactions with HNI or its affiliates:

     - Vision care services provided to enrolled members of an affiliate of the Company of $3,820,000, $3,121,000 and $1,836,000 are included in vision plan premiums revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Vision care services provided to enrolled employees of affiliates of the Company of $463,000, $465,000 and $444,000 are included in vision plan premiums revenues for the years ended December 31, 2002, 2001 and 2000, respectively.

     - A co-located affiliate of the Company bills and receives premium payments on behalf of the Company. The affiliate and the Company settle these premium payments on a monthly basis.

     - Oversight and administrative services expenses allocated by HNI of $72,000, $123,000 and $472,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Employee health insurance and other benefits services provided by affiliates of the Company of $54,000, $45,000 and $31,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     INTERDIVISIONAL  ACTIVITY  AGREEMENTS-The  Company  is  a  party to several
     Interdivisional Activity Agreements with HNI and with affiliates that are also wholly owned subsidiaries of HNI. Certain business functions and administrative services of the Company are performed by HNI or one of its wholly owned subsidiaries on behalf of the Company and vice versa. Net receivables under these agreements totaled $132,000 and $47,000 as of December 31, 2002 and 2001, respectively.

     Pursuant to these arrangements, the Company recorded the following transactions with HNI or its affiliates:

     - Oversight and administrative services expenses allocated to the Company by a co-located affiliate of $2,500,000, $2,248,000 and $1,229,000 are included in selling, general and administrative expenses for the years ended December 31, 2002, 2001 and 2000, respectively.

     - Administrative services expenses allocated by the Company to affiliates of $477,000, $756,000 and $782,000 are netted against selling, general and administrative expenses for the years ended
          December  31,  2002,  2001  and  2000,  respectively.

8.   COMMITMENTS AND CONTINGENCIES

     As of December 31, 2002, the Company did not have any operating leases for office space or equipment.

     Lease expense for office space and equipment was $50,000, $103,000 and $116,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     The Company maintains general liability and managed care professional liability and directors' and officers' insurance, and other insurance coverage in amounts the Company believes to be adequate. The Company requires contracting providers to maintain malpractice insurance coverage in amounts customary in the industry.

     In the ordinary course of its business, the Company is a party to claims and legal actions by enrollees, providers and others. The Company also undergoes governmental audits from time to time with respect to its operations. After consulting with legal counsel, the Company is of the opinion that the currently known legal claims, actions and audits will not have a material adverse effect on the financial position or the results of operations of the Company.

9.   SUBSEQUENT EVENT

     On April 7, 2003, HNI entered into a letter of intent to sell the Company to Safeguard Health Enterprises, Inc. The transaction is expected to close in the fourth quarter of 2003 and is subject to negotiation and approval of a definitive agreement, regulatory approval and customary closing conditions.


                                   * * * * * *

              SAFEGUARD HEALTH ENTERPRISES, INC., AND SUBSIDIARIES
                            INTRODUCTION TO UNAUDITED
                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

GENERAL
-------

The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2003 reflects adjustments to the historical financial position of SafeGuard Health Enterprises, Inc. and its subsidiaries (the "Company") to give effect to the following transactions as if they had been completed as of September 30, 2003: (i) the issuance of $19.0 million of unsecured convertible notes in October 2003; (ii) the acquisition of Health Net Dental, Inc. ("HND") on October 31, 2003; (iii) the acquisition of Health Net Vision, Inc. ("HNV") on October 31, 2003; and (iv) the reverse stock split and related transactions described herein. The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2003, and for the year ended December 31, 2002, reflect adjustments to the historical results of operations of the Company to give effect to these transactions as if they had been completed as of the beginning of the period presented.

The  historical  financial statement information for HND and HNV as of September
30, 2003, and for the nine months then ended, was derived from the unaudited interim financial statements of HND and HNV, which are included herein. The historical financial statement information for HND and HNV for the year ended December 31, 2002, was derived from the audited financial statements of HND and HNV, which are also included herein.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. This unaudited pro forma condensed consolidated financial information is not intended to be indicative of the results that would have occurred if the transactions had actually been completed on the dates indicated, or the results that may occur in any future period.

PRO  FORMA  RESULTS  OF  OPERATIONS
-----------------------------------

The accompanying unaudited pro forma condensed consolidated statements of operations do not reflect any pro forma adjustments to the selling, general and administrative ("SG&A") expenses incurred by HND and HNV during the nine months ended September 30, 2003, and the year ended December 31, 2002. The Company believes the integration of the operations of HND and HNV into the Company's existing operations will result in certain economies of scale, as there will be significant duplication of fixed SG&A expenses, which the Company expects to eliminate during the integration process. Accordingly, the Company believes the total amount of SG&A expenses it will incur after these acquisitions are completed will be significantly less than the sum of the historical SG&A expenses incurred by the Company, HND and HNV during the periods presented.

While the Company expects that the net effect of the acquisitions of HND and HNV on its results of operations will be an increase in its earnings per share, primarily due to anticipated reductions in SG&A expenses, the Company does not expect to realize all of the expected reductions in SG&A expense until the operations of HND and HNV are fully integrated into the Company's existing operations. There can be no assurance that the Company will realize the anticipated economies of scale at any time in the future.

ACQUISITIONS  OF  HND  AND  HNV
-------------------------------

Effective October 31, 2003, the Company acquired all of the outstanding capital stock of HND, which is a California dental HMO, and certain preferred provider organization ("PPO")/indemnity dental business underwritten by Health Net Life Insurance Company ("HNL"), which is an affiliate of HND, for $10.4 million in cash and an agreement to provide private label dental HMO and PPO/indemnity products to be sold in the marketplace by subsidiaries of Health Net, Inc., the parent company of HND, for a period of at least five years following the transaction, subject to certain conditions. Effective October 31, 2003, the Company also acquired all of the outstanding capital stock of HNV, which is a California vision HMO and an affiliate of HND, and certain PPO/indemnity vision business underwritten by HNL, for $4.4 million in cash. The aggregate cost of the acquisitions was approximately

$16.1 million, including $1.2 million of estimated severance liabilities related to employees of HND and HNV, and $0.1 million of other acquisition expenses.

The acquisitions were financed through the issuance of $19.0 million of unsecured convertible promissory notes to certain of the Company's principal stockholders in October 2003. The proceeds from the convertible notes were used primarily to finance the acquisitions, to satisfy the increase in the Company's regulatory net worth requirements related to the PPO/indemnity dental and vision business that was acquired, and to provide working capital that may be required in connection with the integration of the acquired businesses into the Company's existing operations and other purposes.

The convertible notes bear interest at six percent (6.0%) annually, and are convertible into the Company's Common Stock at the rate of $1.75 per share, at the option of the holder. There are no principal payments due under the convertible notes prior to January 31, 2010, then principal payments are due beginning on January 31, 2010, and each three months thereafter through July 31, 2013, pursuant to a ten (10) year amortization schedule, and the remaining balance is payable in full on October 31, 2013. The convertible notes are payable in full upon a change in control of the Company, at the holder's option. The Company has the option of redeeming the convertible notes prior to the scheduled maturity dates, provided that it redeems all the convertible notes held by each holder for which it redeems any of the notes, and that it redeems the notes for 229% of face value during the first seven (7) years after the date of issuance, for 257% of face value during the eighth (8th) year after issuance, for 286% of face value during the ninth (9th) year after issuance, and for 323% of face value during the tenth (10th) year after issuance.

CONTRACTS  UNDERWRITTEN  BY  HEALTH  NET  LIFE  INSURANCE  COMPANY
------------------------------------------------------------------

The accompanying unaudited pro forma condensed consolidated financial information does not include the results related to the group dental and vision insurance contracts underwritten by HNL (the "HNL Contracts"). The acquisition does not include any tangible assets or liabilities related to the HNL Contracts. Premium revenue from the HNL Contracts was $13.9 million for the nine months ended September 30, 2003, and $15.5 million for the year ended December 31, 2002. Operating expenses related to the HNL Contracts were $13.6 million for the nine months ended September 30, 2003, and $16.3 million for the year ended December 31, 2002. The HNL Contracts generated pretax income of $0.3 million for the nine months ended September 30, 2003, and incurred a pretax loss of $0.8 million for the year ended December 31, 2002.

REVERSE  STOCK  SPLIT  AND  RELATED  TRANSACTIONS
-------------------------------------------------

On November 24, 2003, the Board of Directors of the Company approved a 1-for-1,500 reverse stock split of the Company's Common Stock, which is currently pending approval by its stockholders. In connection with the reverse stock split, the Company intends to complete the following related transactions:
(i) the payment of cash for any fractional shares of Common Stock that result from the reverse stock split, at a price of $2.25 per pre-split share; (ii) the purchase of all of its Common Stock that is held by participants in the Company's 401(k) plan, at a price of $2.25 per pre-split share; and (iii) the adjustment of all outstanding employee stock options to reflect the reverse stock split, and the liquidation of any vested stock options to purchase fractional shares of Common Stock, based on a price of $2.25 per pre-split share.

OTHER  ACQUISITIONS
-------------------

The Company completed the acquisition of Paramount Dental Plan, Inc. on August 30, 2002, and the acquisition of Ameritas Managed Dental Plan, Inc. on March 31, 2003. The pro forma effect of these acquisitions is not included in the accompanying pro forma condensed consolidated statements of operations because the effect of these acquisitions was not significant.

                        SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                     AS OF SEPTEMBER 30, 2003
                                          (IN THOUSANDS)


                                               HISTORICAL
                                      -----------------------------    PRO FORMA            PRO
                                        COMPANY       HND     HNV     ADJUSTMENTS          FORMA
                                      ------------  -------  ------  -------------       ---------
ASSETS

Current assets:
  Cash and cash equivalents           $     4,461   $ 6,211  $5,127  $     (6,500)  (a)  $  9,299
  Investments                               9,602     1,910     778         2,963   (b)    15,253
  Accounts receivable                       1,770     1,955     156            --           3,881
  Other current assets                        463       895     551          (568)  (c)     1,341
                                      ------------  -------  ------  -------------       ---------
  Total current assets                     16,296    10,971   6,612        (4,105)         29,774

Property and equipment                      3,686       855       1            --           4,542
Restricted investments                      3,091       410      67            --           3,568
Notes receivable                              379        --      --            --             379
Goodwill                                    8,737        --     691         5,415   (d)    14,843
Intangible assets                           2,267        --      --         6,106   (e)     8,373
Other assets                                  210        26      --            --             236
                                      ------------  -------  ------  -------------       ---------

    Total assets                      $    34,666   $12,262  $7,371  $      7,416        $ 61,715
                                      ============  =======  ======  =============       =========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                    $     1,070   $   202  $   23  $         --        $  1,295
  Accrued expenses                          3,842     3,672     307         1,060   (f)     8,881
  Current portion of long-term debt
    and capital lease obligations           1,189        --      --            --           1,189
  Claims payable and claims
    incurred but not reported               5,822     2,098     476            --           8,396
  Deferred premium revenue                  1,386     1,267      73            --           2,726
                                      ------------  -------  ------  -------------       ---------
    Total current liabilities              13,309     7,239     879         1,060          22,487

Long-term debt and capital
  Lease obligations                         2,785        --      --        19,000   (g)    21,785
  Other long-term liabilities                 937       406      25          (431)  (h)       937

Stockholders' equity:
  Convertible preferred stock and
  additional paid-in capital               41,250        --      --            --          41,250
  Common stock and additional
    paid-in capital                        22,742     1,174   1,578        (3,881)  (i)    21,613
  Retained earnings
    (accumulated deficit)                 (28,612)    3,380   4,853        (8,233)  (j)   (28,612)
  Accumulated other
    comprehensive income                       81        63      36           (99)  (j)        81
  Treasury stock, at cost                 (17,826)       --      --            --         (17,826)
                                      ------------  -------  ------  -------------       ---------
    Total stockholders' equity             17,635     4,617   6,467       (12,213)         16,506
                                      ------------  -------  ------  -------------       ---------

    Total liabilities and equity      $    34,666   $12,262  $7,371  $      7,416        $ 61,715
                                      ============  =======  ======  =============       =========

               See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

               SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2003
                                 (IN THOUSANDS)

The pro forma adjustments reflected on the unaudited pro forma condensed consolidated balance sheet are as follows:

(a) Represents cash dividends paid by HND and HNV to their parent company in October 2003. These dividends were paid prior to the closing of the transactions, pursuant to the purchase agreements between the Company and the seller. See note (d) below.

(b) Represents the excess of the proceeds from the issuance of convertible notes in October 2003, over the amount of cash required to complete the transactions, as follows:

       Proceeds from the issuance of convertible notes                $ 19,000
       Purchase price of HND                                           (10,385)
       Purchase price of HNV                                            (4,423)
       Estimated transaction expenses related to HND and HNV              (100)
       Estimated cost of transactions related to reverse stock split    (1,129)
                                                                      ---------
            Excess proceeds                                           $  2,963
                                                                      =========

     The Company expects that substantially all of the excess proceeds indicated above will be used to satisfy the increase in the regulatory net worth requirements related to the PPO/indemnity dental and vision business that was acquired.

     The estimated cost of the transactions related to the reverse stock split is as follows:

       Estimated payments to stockholders in lieu of fractional shares of Common Stock    $  (510)
       Purchase shares of Common Stock held by participants in the Company's 401(k) plan     (348)
       Payments for options to purchase fractional shares of Common Stock                     (41)
       Cost of fairness opinion related to amount paid for fractional shares                 (130)
       Legal and accounting fees, and other transaction expenses                             (100)
                                                                                          --------
            Total                                                                         $(1,129)
                                                                                          ========

(c)  Includes the following adjustments:

       Valuation reserve against deferred tax assets            $(403)
       Elimination of receivable from HND (see note (f) below)   (165)
                                                                ------
            Total                                               $(568)
                                                                ======

     The first adjustment above represents a valuation reserve against the deferred tax assets of HND and HNV, which were $403,000 as of September 30, 2003. The Company's net deferred tax assets are fully reserved, due to uncertainty about whether those deferred tax assets will be realized in the future. Accordingly, the deferred tax assets of HND and HNV would have also been fully reserved by the Company as of September 30, 2003.

     The second adjustment represents the elimination of a receivable from HND on the balance sheet of HNV as of September 30, 2003.

(d) Represents goodwill related to the acquisition of HND and HNV, less an adjustment to eliminate the goodwill of HNV, as shown below. The pro forma amount of goodwill is equal to the excess of the cost of the acquisition over the net assets acquired, including an estimated amount of intangible assets acquired, as shown below:

       Purchase price of HND                                                          $10,385
       Purchase price of HNV                                                            4,423
       Estimated severance liability                                                    1,225
       Estimated transaction expenses                                                     100
                                                                                      --------
            Total cost of acquisition                                                  16,133

       Net assets of HND and HNV as of September 30, 2003                              11,084
       Less - Cash dividends paid to seller in October 2003 (see note (a) above)       (6,500)
       Less - Valuation reserve on deferred tax assets (see note (c) above)              (403)
       Add - Deferred tax liabilities that are eliminated (see note (h) below)            431
       Less - Goodwill of HNV                                                            (691)
                                                                                      --------
            Net tangible assets acquired                                                3,921
                                                                                      --------
            Goodwill and intangible assets related to acquisition                      12,212
       Portion allocated to intangible assets for purposes of pro forma information    (6,106)
       Pro forma adjustment to eliminate goodwill of HNV                                 (691)
                                                                                      --------
            Adjustment to goodwill                                                    $ 5,415
                                                                                      ========

     The Company agreed to make severance payments to employees of HND and HNV who are not employed by the Company after completion of the acquisitions. The Company intends to retain some of these employees during a transition and integration period, and the above estimated severance liability excludes any severance benefits that will be accrued by those employees after the closing date.

     The Company has not completed its allocation of the purchase price, including its determination of whether the assets to be acquired include separately identifiable intangible assets apart from goodwill. For purposes of the accompanying pro forma information, the Company allocated 50% of the excess of the cost of the acquisitions over the net tangible assets acquired to intangible assets that will be amortized, and allocated the remaining 50% to goodwill. This allocation is a rough estimate, based primarily on the fact that the value of the intangible assets acquired in the Paramount acquisition was 33% of the total excess purchase price, and the fact that the cost of the HND and HNV acquisitions, as a percentage of their annual revenue, is significantly lower than the cost of the Paramount acquisition, as a percentage of its annual revenue. The Company estimates that the intangible assets acquired consist primarily of customer relationships and provider networks. During the next several months, the Company intends to complete its valuation of the assets and liabilities acquired, and will allocate the cost of the acquisitions among the net assets acquired accordingly.

(e) Represents intangible assets related to the acquisition of HND and HNV, as described in note (d) above.

(f)  Includes  the  following  adjustments:

       Accrual for estimated severance liability (see note (d) above)  $1,225
       Elimination of payable to HNV (see note (c) above)                (165)
                                                                       -------
            Total                                                      $1,060
                                                                       =======

(g) Represents the convertible notes issued by the Company in October 2003 to finance the acquisitions of HND and HNV and the transactions related to the reverse stock split.

(h) Represents the elimination of the deferred tax liabilities of HND and HNV, which were $431,000 as of September 30, 2003. The Company's net deferred tax assets are fully reserved, as discussed in note (c) above.

(i)  Includes  the  following  adjustments:

       Elimination of the equity accounts of HND and HNV                                     $(2,752)
       Cost of transactions related to the pending reverse stock split (see note (c) above)   (1,129)
                                                                                             --------
            Total                                                                            $(3,881)
                                                                                             ========

(j)  Represents  elimination  of  the  equity  accounts  of  HND  and  HNV.

                            SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                                UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                         STATEMENT OF OPERATIONS
                                   NINE MONTHS ENDED SEPTEMBER 30, 2003
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       HISTORICAL
                                             -----------------------------    PRO FORMA            PRO
                                               COMPANY       HND     HNV     ADJUSTMENTS          FORMA
                                             ------------  -------  ------  -------------       ---------
Premium revenue, net                         $    68,050   $36,735  $6,763  $     (2,052)  (a)  $109,496

Health care services expense                      47,158    25,408   3,321        (1,414)  (a)    74,473
Selling, general and
  administrative expense                          19,162    10,747   1,899           916   (b)    32,724
                                             ------------  -------  ------  -------------       ---------

  Operating income                                 1,730       580   1,543        (1,554)          2,299

Investment and other income                          231       126      75            --             432
Interest expense                                    (262)       --      --          (855)  (c)    (1,117)
                                             ------------  -------  ------  -------------       ---------

Income before income taxes                         1,699       706   1,618        (2,409)          1,614
Income tax expense                                   141       303     662          (925)  (d)       181
                                             ------------  -------  ------  -------------       ---------

  Net income                                 $     1,558   $   403  $  956  $     (1,484)       $  1,433
                                             ============  =======  ======  =============       =========

Basic net income per share                   $      0.04                                        $   0.04
Weighted average basic shares outstanding         35,711                            (379)  (e)    35,332

Diluted net income per share                 $      0.04                                        $   0.04
Weighted average diluted shares outstanding       36,272                            (385)  (f)    35,887

               SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                 (IN THOUSANDS)

The pro forma adjustments reflected on the unaudited pro forma condensed consolidated statement of operations are as follows:

(a) Represents premium revenue and health care services expense related to members of HNV who were enrolled in connection with Medicaid or Medi-Cal programs, which were not transferred to the Company in the acquisition. This business was transferred to a third party prior to the Company's acquisition of HNV.

(b) Represents amortization of intangible assets acquired in the acquisitions, based on straight-line amortization over five years, as shown below:

       Portion of excess purchase price allocated to intangible assets
            for purposes of pro forma information                                $6,106
       Amortization period used for purposes of pro forma information, in years       5
                                                                                 ------
            Annual amortization expense                                          $1,221
                                                                                 ======

            Amortization expense for nine-month period                           $  916
                                                                                 ======

     The Company has not completed its allocation of the purchase price, including whether the assets to be acquired include separately identifiable intangible assets apart from goodwill. For purposes of the accompanying pro forma information, the Company allocated 50% of the excess of the cost of the acquisitions over the net tangible assets acquired to intangible assets that will be amortized, and allocated the remaining 50% to goodwill. During the next several months, the Company intends to complete its valuation of the assets and liabilities acquired, and will allocate the cost of the acquisitions among the net assets acquired accordingly.

(c) Represents interest expense on the convertible notes issued in October 2003, as follows:

       Convertible notes issued                                   $19,000
       Interest rate on convertible notes                             6.0%
                                                                  --------
            Annual interest expense on convertible notes          $ 1,140
                                                                  ========

            Adjustment to interest expense for nine-month period  $   855
                                                                  ========

(d)  Includes the following adjustments:

       Elimination of income tax expense recognized by HND and HNV                 $(965)
       Pro forma income tax expense related to HND, HNV and pro forma adjustments     40
                                                                                   ------
       Adjustment to income tax expense                                            $(925)
                                                                                   ======

(e) Includes the following adjustments related to the pending reverse stock split:

       Estimated fractional shares of Common Stock that will be liquidated by the Company   (225)
       Shares of Common Stock in the Company's 401(k) plan that will be liquidated          (154)
                                                                                           ------
       Adjustment to basic common shares outstanding                                       $(379)
                                                                                           ======

(f) Includes the following adjustments related to the pending reverse stock split:

       Estimated fractional shares of Common Stock that will be liquidated by the Company   (225)
       Shares of Common Stock in the Company's 401(k) plan that will be liquidated          (154)
       Impact of options to purchase fractional shares that will be liquidated                (6)
                                                                                           ------
       Adjustment to diluted common shares outstanding                                     $(385)
                                                                                           ======

     Based on the accompanying pro forma results of operations, the convertible notes issued in October 2003 would have an anti-dilutive effect on diluted net income per share for the nine months ended September 30, 2003. Accordingly, those convertible notes are excluded from the calculation of pro forma diluted net income per share. The notes are convertible into an aggregate of 10,857,000 shares of the Company's Common Stock.

                           SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
                                UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                         STATEMENT OF OPERATIONS
                                       YEAR ENDED DECEMBER 31, 2002
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                      HISTORICAL
                                            ------------------------------    PRO FORMA            PRO
                                              COMPANY       HND      HNV     ADJUSTMENTS          FORMA
                                            ------------  --------  ------  -------------       ---------
Premium revenue, net                        $    83,043   $45,743   $9,156  $     (3,700)  (a)  $134,242

Health care services expense                     57,937    33,284    5,134        (2,577)  (a)    93,778
Selling, general and
  administrative expense                         24,874    13,800    3,957         1,221   (b)    43,852
                                            ------------  --------  ------  -------------       ---------

  Operating income                                  232    (1,341)      65        (2,344)         (3,388)

Investment and other income                         607       364      223            --           1,194
Interest expense                                   (232)       --       --        (1,140)  (c)    (1,372)
                                            ------------  --------  ------  -------------       ---------

Income before income taxes                          607      (977)     288        (3,484)         (3,566)
Income tax expense (benefit)                       (820)     (374)     115           259   (d)      (820)
                                            ------------  --------  ------  -------------       ---------

    Net income                              $     1,427   $  (603)  $  173  $     (3,743)       $ (2,746)
                                            ============  ========  ======  =============       =========

Basic net income per share                  $      0.04                                         $  (0.08)
Weighted average basic shares outstanding        35,130                             (379)  (e)    34,751

Diluted net income per share                $      0.04                                         $  (0.08)
Weighted average diluted shares                  35,638                             (887)  (f)    34,751

               SAFEGUARD HEALTH ENTERPRISES, INC. AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

The pro forma adjustments reflected on the unaudited pro forma condensed consolidated statement of operations are as follows:

(a) Represents premium revenue and health care services expense related to members of HNV who were enrolled in connection with Medicaid or Medi-Cal programs, which were not transferred to the Company in the acquisition. This business was transferred to a third party prior to the Company's acquisition of HNV.

(b) Represents amortization of intangible assets acquired in the acquisitions, based on straight-line amortization over five years, as shown below:

       Portion of excess purchase price allocated to intangible assets
            for purposes of pro forma information                                $6,106
       Amortization period used for purposes of pro forma information, in years       5
                                                                                 ------
            Pro forma amortization expense                                       $1,221
                                                                                 ======

     The Company has not completed its allocation of the purchase price, including whether the assets to be acquired include separately identifiable intangible assets apart from goodwill. For purposes of the accompanying pro forma information, the Company allocated 50% of the excess of the cost of the acquisitions over the net tangible assets acquired to intangible assets that will be amortized, and allocated the remaining 50% to goodwill. During the next several months, the Company intends to complete its valuation of the assets and liabilities acquired, and will allocate the cost of the acquisitions among the net assets acquired accordingly.

(c) Represents interest expense on the convertible notes issued in October 2003, as follows:

       Convertible notes issued                         $19,000
       Expected interest rate on convertible notes          6.0%
                                                        --------
       Pro forma interest expense on convertible notes  $ 1,140
                                                        ========

(d) Represents elimination of the income tax expense (benefit) recognized by HND and HNV. Due to the fact that the Company had significant net operating loss carryforwards for tax purposes as of December 31, 2002, and the fact that its net deferred tax assets were fully reserved as of that date, there would have been no income tax effect related to the operations of HND and HNV for the year ended December 31, 2002, or to the pro forma adjustments reflected on the accompanying unaudited pro forma condensed consolidated statement of operations.

(e) Includes the following adjustments related to the pending reverse stock split:

       Estimated fractional shares of Common Stock that will be liquidated by the Company   (225)
       Shares of Common Stock in the Company's 401(k) plan that will be liquidated          (154)
                                                                                           ------
       Adjustment to basic common shares outstanding                                       $(379)
                                                                                           ======

(f) Includes the following adjustments related to the pending reverse stock split:

       Reverse the effect of dilutive stock options                                         (508)
       Estimated fractional shares of Common Stock that will be liquidated by the Company   (225)
       Shares of Common Stock in the Company's 401(k) plan that will be liquidated          (154)
                                                                                           ------
       Adjustment to diluted common shares outstanding                                     $(887)
                                                                                           ======

     The accompanying unaudited pro forma condensed consolidated statement of operations reflects a net loss on a pro forma basis. Therefore, all of the outstanding stock options and the convertible notes issued in October 2003 would have an anti-dilutive effect on the pro forma diluted net loss per share. Accordingly, the stock options and convertible notes are excluded from the calculation of pro forma diluted net loss per share. The convertible notes are convertible into an aggregate of 10,857,000 shares of the Company's Common Stock.

                                      EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
-------  -----------
   23.1  Consent of Deloitte & Touche, independent auditors' for Health Net
         Dental, Inc., and Health Net Vision, Inc.